Exhibit 8.1

ALSTON&BIRD LLP

The Atlantic Building

950 F Street, NW

Washington, DC 20004

202-756-3300

Fax: 202-756-3333

www.alston.com

August 5, 2009

Wells Timberland REIT, Inc.

6200 The Corners Parkway

Norcross, Georgia 30092-3365

Re:     Tax Opinion

Ladies and Gentlemen:

We are acting as special tax counsel to Wells Timberland REIT, Inc., a Maryland corporation (the “Company”), in connection with the Registration Statement on Form S-11, File No. 333-157087 (as amended, the “Registration Statement”), filed by the Company with the Securities and Exchange Commission, relating to an offering of up to $2.2 billion of the Company’s common stock, par value $0.01 per share (collectively, the “Shares”). This opinion letter is rendered pursuant to Item 16 of Form S-11 and Item 601(b)(8) of Regulation S-K.

You have requested our opinion as to (i) the qualification of the Company as a real estate investment trust (“REIT”) under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) the accuracy of the discussion of U.S. federal income tax considerations contained under the caption “Federal Income Tax Considerations” in the Registration Statement.

In preparing this opinion, we have reviewed the Registration Statement and such other documents as we have considered appropriate. We have assumed, with your consent, that the Registration Statement accurately describes the intended structure and operations of the Company and that all factual statements in the Registration Statement are true, accurate, and complete. We have also obtained representations as to factual matters, including the Company’s proposed method of operation, the Company’s expected proceeds from offerings of its stock, the Company’s projected taxable income for the year ending December 31, 2009, and the Company’s ability to pay down its debt and terminate all restrictions on making distributions to stockholders, made by the Company through a certificate of an officer of the Company (the “Officer’s Certificate”). We have assumed, with your consent, that (i) the representations set forth in the Officer’s

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Wells Timberland REIT, Inc.

August 5, 2009

Certificate are true, accurate, and complete as of the date hereof, (ii) the Company and the entities in which it holds direct or indirect interests will operate in a manner that will make the representations in the Officer’s Certificate true, (iii) no action will be taken after the date hereof by the Company or any of the entities in which it holds direct or indirect interests that would have the effect of altering the facts upon which the opinions set forth below are based, (iv) the Company will make a timely election to be taxed as a REIT for its taxable year ending December 31, 2009, (v) the Company will not have positive REIT taxable income (before taking into account any deductions for distributions to stockholders) in 2009, and (vi) the Company will not be prohibited, through restrictions in its debt obligations, from satisfying its distribution obligations pursuant to Section 857(a)(1) of the Code for its taxable year ending December 31, 2010 and subsequent taxable years.

In rendering the opinion set forth herein, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures thereon, the legal capacity of natural persons executing such documents and the conformity to authentic original documents of all documents submitted to us as copies.

Based on the foregoing, and subject to the assumptions and qualifications stated herein, including, but not limited to, the assumptions that (a) the Company will not have positive REIT taxable income in 2009 and (b) the Company will not be restricted, under its debt agreements, from satisfying its distribution requirements in 2010 or subsequent taxable years, we are of the opinion that:

(i) commencing with the Company’s taxable year ending December 31, 2009, the Company will be organized in conformity with the requirements for qualification and taxation as a REIT under the Code, and the Company’s contemplated method of operations, as described in the Officer’s Certificate and Registration Statement, will enable it to satisfy the requirements for such qualification commencing with the Company’s taxable year ending December 31, 2009; and

(ii) the discussion of U.S. federal income tax considerations contained under the caption “Federal Income Tax Considerations” in the Registration Statement fairly summarizes the U.S. federal income tax consequences that are likely to be material to a holder of the Shares.

The opinions expressed herein are given as of the date hereof and are based upon the Code, the U.S. Treasury regulations promulgated thereunder, current administrative positions of the U.S. Internal Revenue Service, and existing judicial decisions, any of which could be changed at any time, possibly on a retroactive basis. Any such changes could adversely affect the opinions rendered herein. In addition, our opinions are based solely on the documents that we have examined and the representations that have been made to us, and cannot be relied upon if any of the facts contained in such documents or in such additional information is, or later becomes, inaccurate or if any of the representations made to us is, or later becomes, inaccurate. Moreover, the Company’s qualification as a REIT under the Code depends on the ability of the Company to meet for each taxable year, through actual operating results, requirements under the Code

Wells Timberland REIT, Inc.

August 5, 2009

regarding gross income, assets, distributions and diversity of stock ownership. In addition, one of the assumptions on which our opinion is based is that the Company will not be restricted, under its debt agreements, from satisfying its distribution requirements in 2010 or subsequent taxable years, which depends upon factors, such as the amount and timing of the Company’s stock sales, which is not within the control of the Company. We have not undertaken, and will not undertake, to review the Company’s compliance with these requirements on a continuing basis. Accordingly, no assurance can be given that the actual results of the Company’s operations for any particular taxable year will satisfy the requirements for the Company to qualify as a REIT under the Code or that the Company will not be restricted from satisfying its distribution requirements in 2010 and subsequent taxable years. Although we have made such inquiries and performed such investigations as we have deemed necessary to fulfill our professional responsibilities as counsel, we have not undertaken an independent investigation of all of the facts referred to in this letter or the Officer’s Certificate.

Finally, our opinion is limited to the U.S. federal income tax matters specifically covered herein, and we have not opined on any other tax consequences to the Company or any other person, and we express no opinion with respect to other federal laws, the laws of any other jurisdiction, the laws of any state or as to any matters of municipal law or the laws of any other local agencies within any state.

No opinion other than that expressly contained herein may be inferred or implied. We have no obligation to update this opinion.

We hereby consent to the filing of this opinion letter as Exhibit 8 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ ALSTON & BIRD, LLP